Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated August 28, 2025

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the Energy Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund, the Technology Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund due September 11, 2026
Term Sheet to the Preliminary Pricing Supplement dated August 28, 2025
Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measures:
The Energy Select Sector SPDR® Fund (Bloomberg Ticker: XLE), the Financial Select Sector SPDR® Fund (Bloomberg Ticker: XLF), the Technology Select Sector SPDR® Fund (Bloomberg Ticker: XLK) and the Consumer Discretionary Select Sector SPDR® Fund (Bloomberg Ticker: XLY) (each referred to as a “Fund”, and collectively as the “Funds”)

Pricing Date:*	August 29, 2025
Issue Date:*	September 4, 2025.
Calculation Day:*	September 8, 2026, subject to postponement
Stated Maturity Date:*	September 11, 2026, subject to postponement
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per Security):
•    if the ending price of the lowest performing Fund is greater than its starting price:
$1,000+ ($1,000 × fund return of the lowest performing Fund × upside participation rate);
•    if the ending price of the lowest performing Fund is less than or equal to its starting price, but greater than or equal to its threshold price:
$1,000; or
•    if the ending price of the lowest performing Fund is less than its threshold price:
$1,000 + [$1,000 × (fund return of the lowest performing Fund + buffer amount)]

Fund Return:	With respect to each Fund, the quotient of (i) its ending price minus its starting price divided by (ii) its starting price (expressed as a percentage)
Lowest Performing Fund:	The “lowest performing Fund” will be the Fund with the lowest fund return.
Starting Price:	With respect to each Fund, its fund closing price on the pricing date
Ending Price:	With respect to each Fund, its fund closing price on the calculation day
Threshold Price:	With respect to each Fund, 85% of its starting price
Buffer Amount:	15%
Upside Participation Rate:	At least 153.40%, to be determined on the pricing date
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN:	89115HSF5 / US89115HSF54
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement
Hypothetical Payout Profile***

***assumes a participation rate equal to the lowest possible participation rate that may be determined on the pricing date.
If the ending price of the lowest performing Fund is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of that Fund from its starting price in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $910.00 and $940.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement: http://www.sec.gov/Archives/edgar/data/947263/000114036125033030/ef20054565_424b2.htm

*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Ending Price Of The Lowest Performing Fund Is Less Than Its Threshold Price, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Market Risks Of Each Fund And Will Be Negatively Affected If Any Fund Performs Poorly, Even If Another Fund Performs Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On The Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Fund.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Funds.
•	The Calculation Day And The Stated Maturity Date Are Subject To Market Disruption Events And Postponements.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Prices Of The Funds Or Their Constituents Change, The Market Value Of Your Securities May Not Change In The Same Manner.
Risks Relating To The Funds
•	Investing In The Securities Is Not The Same As Investing In Any Market Measure .
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.
•
We And Our Affiliates And the Agents And Their Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.
•	There Are Management And Liquidity Risks Associated With A Fund.
•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Securities Are Subject To Risks Associated With The Sector Tracked By Each Fund.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.